TeleCommunication Systems Reports 2011 First Quarter Results

Services Revenue Up 25% to Record $74.8 Million, Driving 9% Total Company Gross Profit Improvement to Near Record Level

ANNAPOLIS, MD -- (Marketwire - April 28, 2011) - TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a world leader in highly reliable and secure mobile communication technology, reported results for the first quarter ended March 31, 2011.

First Quarter 2011 Results

  Revenue was $90.4 million, about the same as the first quarter of 2010's $90.9 million: Services revenue was up 25%, offsetting the expected decline in Systems revenue.

  Gross profit was $36.6 million, up 9% from $33.5 million in the first quarter of 2010. It was the company's second highest gross profit quarter to date, reflecting mix improvement.

  EBITDA (Earnings before Interest, Taxes, Depreciation, Amortization and non-cash stock-based compensation) was $15.3 million, compared to $16.0 million in the first quarter of 2010.

  Adjusted net income was $7.9 million or $0.13 per diluted share, compared to $8.6 million or $0.14 per diluted share in the first quarter of 2010. GAAP net income was $2.1 million or $0.04 per diluted share, compared to net income of $5.0 million or $0.08 per diluted share in the first quarter of 2010. (See discussion about the presentation of EBITDA and Adjusted Net Income, non-GAAP terms, below.)

Management Commentary
"Our results for Q1 demonstrate our company's improving mix of business," said Maurice B. Tosé, TCS chairman and CEO. "The continued steady growth in our more recurring Services revenue led us to meet EBITDA and profit objectives, despite the impact on our first quarter top line from lower Systems revenue reflecting federal budget funding delays. We continue to invest in R&D and facilities to enhance our wireless communication technology platforms, and we are gratified that the range and depth of our communications capability are attracting new programs, such as our role as sole ground services partner for Cisco's new Internet Routing in the Sky ("IRIS") technology."

Tom Brandt, TCS SVP and CFO, commented: "Commercial segment gross profit exceeded that of Q1-10 based on growth in hosted, managed, maintenance, and subscriber revenue-share-based services, so that dependence on the system-sale business model is reduced. Likewise, Government segment services revenue continued its upward quarter-over-quarter climb, reflecting traction in the field support, managed ground station/bandwidth, and cyber-training components of our secure wireless solutions. The impact of federal budget funding delays on the quarter was unusual, and we currently expect to catch up on our system-sale volume by the end of the year."

Continued Tosé: "Opportunities like IRIS promise our company's participation in solutions that can scale dramatically over the years to come, and TCS has grown to be a respected, highly-reliable and secure solution partner for global technology leaders. The addition of the Trident team at the end of January further bolsters our engineering depth. By directing resources to growth markets, and making timely and appropriate investments in R&D and facilities to sustain our leadership positions, TCS remains committed to the creation of shareholder value."

Summary of EBITDA and Adjusted Net Income and Reconciliation to Net Income

                                                 Quarter ended Mar 31
                                            ------------------------------
                                                 2011            2010
                                            --------------  --------------
                                                      (unaudited)
Revenue                                     $       90,366  $       90,917
                                            ==============  ==============
EBITDA                                      $       15,267  $       16,018
Non-cash charges (1)                                (9,556)         (8,576)
                                            --------------  --------------
Income from operations                               5,711           7,442
Interest and other income/(expense)                 (2,072)         (2,022)
Tax provision                                       (1,580)           (410)
                                            --------------  --------------
Net Income                                           2,059           5,010
Add back tax-effected convertible debt
 interest expense (2)                                    -             671
                                            --------------  --------------
Net Income for Diluted EPS calculation      $        2,059  $        5,681
                                            ==============  ==============

Diluted shares for Net Income per Share (2)         57,837          67,245

Net Income per Share - Diluted              $         0.04  $         0.08
                                            ==============  ==============

Net Income                                  $        2,059  $        5,010
Non-cash stock based compensation expense            2,581           3,122
Amortization of acquired intangible assets           1,325           1,172
Non-cash tax expense                                 1,776            (819)
Amortization of deferred finance fees                  187             160
                                            --------------  --------------
Adjusted Net Income                                  7,928           8,645
Add back tax-effected convertible debt
 interest expense (2)                                  659             671
                                            --------------  --------------
Adjusted Net Income for Diluted EPS
 calculation                                $        8,587  $        9,316
                                            ==============  ==============
Diluted shares for Adjusted Net Income per
 Share (2)                                          67,839          67,245

Adjusted Net Income per Share - Diluted     $         0.13  $         0.14
                                            ==============  ==============

(1) Non-cash charges are depreciation/amortization of fixed assets, acquired intangible assets, capitalized software development costs and stock-based compensation expense.

(2) Shares issuable via the convertible debt are included if dilutive, in which case tax-effected interest expense on the debt is excluded from the determination of Net Income per Share and Adjusted Net Income per Share.

First Quarter Financial Highlights

Revenue and Gross Profit (unaudited):

                              Three months ended March 31
             -------------------------------------------------------------
                     2011                 2010            Incr. (Decr.)
             -------------------  -------------------  -------------------
             Coml.  Govt.  Total  Coml.  Govt.  Total  Coml.  Govt.  Total
             -----  -----  -----  -----  -----  -----  -----  -----  -----
Revenue
 ($millions)
  Services   $44.2  $30.6  $74.8  $39.3  $20.6  $59.9  $ 4.9  $10.0  $14.9
  Systems      4.8   10.8   15.6    8.6   22.4   31.0   (3.8) (11.6) (15.4)
             -----  -----  -----  -----  -----  -----  -----  -----  -----
    Total
     revenue $49.0  $41.4  $90.4  $47.9  $43.0  $90.9  $ 1.1  $(1.6) $(0.5)
             =====  =====  =====  =====  =====  =====  =====  =====  =====

Gross profit
 ($millions)
  Gross
   profit-
   services  $24.4  $ 8.7  $33.1  $20.0  $ 5.5  $25.5  $ 4.4  $ 3.2  $ 7.6
    As %
     of rev     55%    28%    44%    51%    27%    43%
  Gross
   profit-
   systems     1.6    1.9    3.5    5.2    2.8    8.0   (3.6)  (0.9)  (4.5)
    As %
     of rev     33%    18%    22%    60%    13%    26%
             -----  -----  -----  -----  -----  -----  -----  -----  -----
     Total
      gross
      profit $26.0  $10.6  $36.6  $25.2  $ 8.3  $33.5  $ 0.8  $ 2.3  $ 3.1
             =====  =====  =====  =====  =====  =====  =====  =====  =====
     As %
      of rev    53%    26%    40%    53%    19%    37%

(Gross Profit = revenue minus direct cost of revenue, including amortization of capitalized software development costs and related non-cash stock-based compensation. Noncash charges = depreciation/amortization of fixed assets, acquired intangible assets, software development costs and stock-based compensation expense.)

Commercial Segment Revenue and Gross Profit:

First quarter 2011 Commercial Segment revenue was up 2% from the same year-ago quarter and gross profit was $26.0 million up from $25.2 million a year ago and was 53% of revenue in both periods. The growth reflects higher contributions from services and systems for carrier wireless location-based services, including navigation, E9-1-1, other applications, and infrastructure -- more than offsetting the decline in revenue and gross profit from the expected absence of text messaging license sales which made a multi-million dollar contribution in Q1-10.

Government Segment Revenue and Gross Profit:

Government services revenue of $30.6 million was up 49% over that of Q1-10, and related services gross profit was $8.7 million or 29% of revenue up from $5.5 million or 27% of revenue. Revenue from government customers for the first quarter of 2011 was $41.4 million, down 4% from the same year-ago quarter. Increases in the contributions from services largely offset the effect of lower system sales during a period of federal budget turbulence.

Operating Costs and Expenses:

R&D: First quarter 2011 R&D expense was $8.5 million (9% of revenue), about the same as the year-ago quarter. TCS continues to invest aggressively in location-based technology and related applications for wireless carriers, as well as telematics, messaging, and secure, highly reliable tactical communication solutions.

SG&A: First quarter 2011 selling, general and administrative expense was $17.9 million (20% of revenue), up from $14.4 million (16% of revenue) in the first quarter of 2010. The company increased its visibility and presence at key first quarter trade shows relative to a year ago, and added the G&A of the Trident operations for two thirds of the quarter.

Non-cash charges: Total non-cash charges to operating income were $9.6 million in the first quarter of 2011, compared to $8.6 million in the same year-ago quarter. The increase reflects amortization of 2010 investments in acquired assets as well as hosted software for customer services.

Income Taxes:

The company recorded a $1.6 million provision for income taxes against pre-tax income for the first quarter of 2011, representing an effective tax rate of 43%. For the first quarter of 2010, the effective tax rate was an unusually low 8% due to a discrete adjustment to a deferred tax asset reserve of $1.8 million against R&D tax credit carryforwards.

Liquidity and Capital Resources:

At March 31, 2011, TCS had $54.7 million of cash, equivalents, and marketable securities, compared to $81.5 million at the beginning of the quarter. Uses of cash for the quarter included $16.4 million for the acquisition of Trident, a $12.7 million increase in working capital reflecting a seasonal increase in days revenue in receivables, $7.3 million for capital expenditures including software development, a $3.2 million earn-out payment related to a 2009 acquisition, $3.6 million of scheduled debt principal and lease payments, and $0.5 million for cash interest, financing and other expenses. Funds were generated in the first quarter of 2011 from $15.3 million in EBITDA, $1.1 million from new lease financing for fixed asset purchases, and $0.5 million in proceeds from exercise of employee stock options. The company had approximately $33.5 million of unused borrowing availability under its bank line of credit at quarter end.

Intellectual Property:

TCS was issued twenty-five patents during the first quarter of 2011, bringing the quarter-end patent portfolio to162 patents issued in the U.S. and abroad, and more than 305 patent applications pending.

Backlog:

                                              New
                                12/31/2010   Orders    Revenue   3/31/2011
                                ---------- ---------  ---------  ----------
Funded Contract Backlog ($mil)
                   Commercial   $    241.5 $    31.8  $   (49.0) $    224.3
                   Government   $     80.8 $    44.4  $   (41.4) $     83.8
                                ---------- ---------  ---------  ----------
Total Funded Contract Backlog   $    322.3 $    76.2  $   (90.4) $    308.1
             Customer Options   $    818.3 $    (5.4)            $    812.9
                                ---------- ---------  ---------  ----------
                Total Backlog   $  1,140.6 $    70.8  $   (90.4) $  1,121.0
                                ========== =========  =========  ==========

Funded contract backlog on March 31, 2011 was $308.1 million of which the company expects to recognize approximately $177.5 million in the next 12 months. Backlog has been affected by unusual federal government funding patterns in recent months.

Funded contract backlog represents contracts for which fiscal year funding has been appropriated by the company's customers (mainly federal agencies), and for hosted services (mainly for wireless carriers); backlog for which is computed by multiplying the most recent month's contract or subscription revenue times the remaining months under existing long-term agreements, which is the best available information for anticipating revenue under those agreements. Total backlog, as is typically measured by government contractors, includes orders covering optional periods of service and/or deliverables, but for which budgetary funding may not yet have been approved. The company's backlog at any given time may be affected by a number of factors, including the availability of funding, contracts being renewed, or new contracts being signed before existing contracts are completed. Some of the company's backlog could be canceled for causes such as late delivery, poor performance and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Conference Call
TCS will hold a conference call later today, Thursday, April 28, 2011 to discuss these financial results. The company's chairman, president and CEO, Maurice B. Tosé, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the TeleCommunication Systems conference call and provide the conference ID:

Dial-In Number: 1-800-895-0231
International: 1-785-424-1054
Conference ID#: 7TELECOM

The conference call will be broadcasted simultaneously on the company's Web site at www.telecomsys.com. For the webcast, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day and until May 12, 2011:

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay pin number: 12423

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) is a world leader in highly reliable and secure mobile communication technology. TCS infrastructure forms the foundation for market leading solutions in E9-1-1, text messaging, commercial location and deployable wireless communications. TCS is at the forefront of new mobile cloud computing services providing wireless applications for navigation, hyper-local search, asset tracking, social applications and telematics. Millions of consumers around the world use TCS wireless apps as a fundamental part of their daily lives. Government agencies utilize TCS' cyber security expertise, professional services, and highly secure deployable satellite solutions for mission-critical communications. Headquartered in Annapolis, MD, TCS maintains technical, service and sales offices around the world. To learn more about emerging and innovative wireless technologies, visit www.telecomsys.com.

About the Presentation of EBITDA
EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines EBITDA as net income/(loss) before depreciation; amortization of non-cash stock-based compensation; amortization of capitalized software development costs, property and equipment and other intangibles; taxes; and interest expense and other non-cash financing costs. Other companies (including competitors) may define EBITDA differently. The company presents EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "GAAP to non-GAAP Reconciliation" above for further information on this non-GAAP measure. Shares used in the calculation of GAAP diluted earnings per share are the same as the shares used in the calculation of diluted adjusted operating income/(loss) per share except when the company reports a GAAP loss.

About the Presentation of Adjusted Net Income
Adjusted net income is not a financial measure calculated and presented in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. Adjusted net income is defined as GAAP net income adjusted for amortization of acquired intangibles, non-cash stock-based compensation expense, non-cash tax and financing charges.TCS has provided adjusted net income in addition to GAAP financial results because management believes this non-GAAP measure helps provide a consistent basis for comparison between quarters and fiscal year growth rates that are not influenced by certain non-cash charges and credits or items not part of our ongoing operations, and is helpful in understanding the underlying operating results.

Forward-looking Statements
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," "should," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements that are made in the management commentary section by Mr. Tosé and Mr. Brandt regarding our (a) improving mix of business; (b) investments in R&D and facilities to enhance our applications and platforms; (c) capabilities for attracting new programs; (d) reducing dependence on the system-sale business model; (e) traction in field support, managed ground station/bandwidth and cyber training offerings, (e) expectations about system-sale volume by the end of the year; (f) ability to scale dramatically over the years to come; (g) commitment to creation of shareholder value; (h) borrowing ability; (i) intellectual property portfolio; and (j) ability to recognize any of the reported backlog.

Additional risks and uncertainties are described in the company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company's financial results and the ability of the company to (i) sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, and to do so at prices that will allow us to continue to fund our operations, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into its products and adequately expand its data centers and data delivery systems, (v) expand its sales and business offerings in the wireless communications industry, (vi) develop software and provide services without any errors or defects and with adequate security threat protections, (vii) protect its intellectual property rights, (viii) have sufficient capital resources to fund its operations, (ix) not incur substantial costs from product liability and IP infringement claims and indemnification demands relating to its software, (x) implement its sales and marketing strategy and (xi) successfully integrate the assets and personnel obtained in its acquisitions and investments. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

                      TeleCommunication Systems, Inc.
                  Condensed Consolidated Balance Sheets
                         (amounts in thousands)

                                              March 31,      December 31,
                                                 2011            2010
                                            --------------- ---------------
                                              (unaudited)
Assets
  Current assets:
    Cash, equivalents, and marketable
     securities                             $        54,709 $        81,527
    Accounts receivable, net                         63,491          52,073
    Unbilled receivables                             23,401          32,358
    Inventory                                         5,764           5,440
    Deferred income tax assets                        6,737           8,179
    Deferred project costs and other
     current assets                                  16,364           8,961
                                            --------------- ---------------
      Total current assets                          170,466         188,538

  Property and equipment, net                        42,684          39,337
  Software development costs, net                    37,854          39,427
  Acquired intangible assets, net                    36,032          28,264
  Goodwill                                          176,495         159,143
  Other assets                                       13,093           8,100
                                            --------------- ---------------
      Total assets                          $       476,624 $       462,809
                                            =============== ===============

Liabilities and stockholders' equity
  Current liabilities:
    Accounts payable and accrued expenses   $        46,570 $        56,403
    Deferred revenue                                 21,666          18,063
    Current portion of notes payable and
     capital leases                                  24,818          24,519
                                            --------------- ---------------
      Total current liabilities                      93,054          98,985

  Notes payable and capital leases, less
   current portion                                  133,147         135,981
  Deferred income taxes                               7,741           8,382
  Other liability                                     9,735           3,916

  Total stockholders' equity                        232,947         215,545
                                            --------------- ---------------
      Total liabilities and stockholders'
       equity                               $       476,624 $       462,809
                                            =============== ===============

                      TeleCommunication Systems, Inc.
                  Consolidated Statements of Operations
              (amounts in thousands, except per share data)

                                             Three Months Ended March 31,
                                            ------------------------------
                                                 2011            2010
                                            --------------  --------------
                                                      (unaudited)
Revenue
  Services                                  $       74,802  $       59,844
  Systems                                           15,564          31,073
                                            --------------  --------------
      Total revenue                                 90,366          90,917
Direct costs of revenue
  Direct cost of services revenue                   41,707          34,332
  Direct cost of systems                            12,065          23,036
                                            --------------  --------------
      Total direct cost of revenue                  53,772          57,368
                                            --------------  --------------
  Services gross profit                             33,095          25,512
    As a % of revenue                                   44%             43%
  Systems gross profit                               3,499           8,037
    As a % of revenue                                   22%             26%
      Total gross profit                            36,594          33,549
        Total gross profit as a % of
         revenue                                        40%             37%
Operating expenses
  Research and development expense                   8,543           8,518
  Sales and marketing expense                        7,350           5,979
  General and administrative expense                10,566           8,462
  Depreciation and amortization of property
   and equipment                                     3,099           1,976
  Amortization of acquired intangible
   assets                                            1,325           1,172
                                            --------------  --------------
    Total operating expenses                        30,883          26,107
                                            --------------  --------------
Income from operations                               5,711           7,442

Interest expense                                    (1,920)         (2,352)
Amortization of debt issuance expenses                (187)           (160)
Other income, net                                       35             490
                                            --------------  --------------
Income before income taxes                           3,639           5,420
Provision for income taxes                          (1,580)           (410)
                                            --------------  --------------
Net income                                  $        2,059  $        5,010

Add back tax-effected convertible debt
 interest expense to net income for diluted
 EPS, when using if-converted method                     -             671
                                            --------------  --------------
Net income for diluted EPS calculation      $        2,059  $        5,681
                                            ==============  ==============

Net income per share-basic                  $         0.04  $         0.10
                                            ==============  ==============
Net income per share-diluted                $         0.04  $         0.08
                                            ==============  ==============
Weighted average shares outstanding-basic           55,530          52,654
Weighted average shares outstanding-diluted         57,837          67,245

Company Contacts:
Tom Brandt
Senior Vice President and CFO
TeleCommunication Systems, Inc.
Tel 410-280-1001
tbrandt@telecomsys.com

Evan Weisel
Media Contact
Welz & Weisel Communications
Tel 703-218-3555
evan@w2comm.com

Scott Liolios
Investor Relations
Liolios Group, Inc.
Tel 949-574-3860
info@liolios.com